Exhibit 99.1

Item 6.	Selected Financial Data.

The following table sets forth our selected consolidated financial and operating information as of or for each of the years ended November 30, 2005 through 2009. The information presented below is based upon our historical financial statements, except for the results of operations of a subsidiary of the Lennar Financial Services segment’s title company that was sold in May 2005, which have been classified as discontinued operations. Certain amounts presented in the table below reflect the adoption of certain provisions of Accounting Standards Codification (“ASC”) Topic 810, Consolidations, and our diluted earnings (loss) per share reflects the adoption of certain provisions of ASC Topic 260, Earnings per Share.

	At or for the Years Ended November 30,
	2009	2008	2007	2006	2005
	(Dollars in thousands, except per share amounts)
Results of Operations:
Revenues:
Lennar Homebuilding	$2,834,285	4,263,038	9,730,252	15,623,040	13,304,599
Lennar Financial Services	$285,102	312,379	456,529	643,622	562,372
Total revenues	$3,119,387	4,575,417	10,186,781	16,266,662	13,866,971
Operating earnings (loss) from continuing operations:
Lennar Homebuilding (1)	$(676,293)	(404,883)	(2,912,072)	999,568	2,322,121
Lennar Financial Services (2)	$35,982	(30,990)	6,120	149,803	104,768
Rialto Investments	$(2,528)	—	—	—	—
Corporate general and administrative expenses	$(117,565)	(129,752)	(173,202)	(193,307)	(187,257)
Loss on redemption of 9.95% senior notes	$—	—	—	—	(34,908)
Earnings (loss) from continuing operations before income taxes	$(760,404)	(565,625)	(3,079,154)	956,064	2,204,724
Earnings from discontinued operations before income taxes (3)	$—	—	—	—	17,261
Earnings (loss) from continuing operations attributable to Lennar (4)	$(417,147)	(1,109,085)	(1,941,081)	593,869	1,344,410
Earnings from discontinued operations attributable to Lennar	$—	—	—	—	10,745
Net earnings (loss) attributable to Lennar	$(417,147)	(1,109,085)	(1,941,081)	593,869	1,355,155
Diluted earnings (loss) per share:
Earnings (loss) from continuing operations attributable to Lennar	$(2.45)	(7.01)	(12.31)	3.68	8.17
Earnings from discontinued operations attributable to Lennar	$—	—	—	—	0.06
Net earnings (loss) attributable to Lennar	$(2.45)	(7.01)	(12.31)	3.68	8.23
Cash dividends declared per share—Class A common stock	$0.16	0.52	0.64	0.64	0.573
Cash dividends declared per share—Class B common stock	$0.16	0.52	0.64	0.64	0.573
Financial Position:
Total assets	$7,314,791	7,424,898	9,102,747	12,408,266	12,541,225
Debt:
Lennar Homebuilding	$2,761,352	2,544,935	2,295,436	2,613,503	2,592,772
Lennar Financial Services	$217,557	225,783	541,437	1,149,231	1,269,782
Stockholders’ equity	$2,443,479	2,623,007	3,822,119	5,701,372	5,251,411
Total equity	$2,588,014	2,788,753	3,850,647	5,756,765	5,329,654
Shares outstanding (000s)	184,896	160,558	159,887	158,155	157,559
Stockholders’ equity per share	$13.22	16.34	23.91	36.05	33.33
Lennar Homebuilding Data (including unconsolidated entities):
Number of homes delivered	11,478	15,735	33,283	49,568	42,359
New orders	11,510	13,391	25,753	42,212	43,405
Backlog of home sales contracts	1,631	1,599	4,009	11,608	18,565
Backlog dollar value	$479,571	456,270	1,384,137	3,980,428	6,884,238

(1)	Lennar Homebuilding operating earnings (loss) from continuing operations include $359.9 million, $340.5 million, $2,445.1 million, $501.8 million and $20.5 million, respectively, of valuation adjustments for the years ended November 30, 2009, 2008, 2007, 2006 and 2005. In addition, it includes $101.9 million, $32.2 million, $364.2 million and $126.4 million, respectively, of our share of valuation adjustments related to assets of our investments in unconsolidated entities for the years ended November 30, 2009, 2008, 2007 and 2006, and $89.0 million, $172.8 million, $132.2 million and $14.5 million, respectively of valuation adjustments to our investments in unconsolidated entities for the years ended November 30, 2009, 2008, 2007 and 2006. During the year ended November 30, 2007, homebuilding operating earnings (loss) from continuing operations also includes $190.2 million of goodwill impairments. There were no other material valuation adjustments for the year ended November 30, 2005.
(2)	Lennar Financial Services operating loss from continuing operations for the year ended November 30, 2008 includes a $27.2 million impairment of the Lennar Financial Services segment’s goodwill.
(3)	Earnings from discontinued operations before income taxes include a gain of $15.8 million for the year ended November 30, 2005 related to the sale of a subsidiary of the Lennar Financial Services segment’s title company.
(4)	Earnings (loss) from continuing operations attributable to Lennar for the year ended November 30, 2009 primarily includes a reversal of our deferred tax asset valuation allowance of $351.8 million, primarily due to a change in tax legislation, which allowed us to carryback our fiscal year 2009 tax loss to recover previously paid income taxes. Earnings (loss) from continuing operations attributable to Lennar for the year ended November 30, 2008 include a $730.8 million valuation allowance recorded against our deferred tax assets.

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